PURE Bioscience Reports Fiscal 2018 Third Quarter and Nine-Month Financial Results

Update on PURE’s Food Safety Solutions Outlook for Calendar 2018

SAN DIEGO, CA (June 13, 2018) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal third quarter and nine-month period ended April 30, 2018.

Q3: Summary of Results of Operations

●	Revenues for the fiscal third quarter ended April 30, 2018 increased 15% to $390,000, compared with revenues of $338,000 in the prior year fiscal third quarter. The increase was due to new customer adoption.

○	Core food safety revenues for the fiscal third quarter ended 2018 increased 35% as compared with food safety revenues in the fiscal third quarter ended 2017.

●	Net loss for the fiscal third quarter in 2018 was $1.69 million, as compared with $1.74 million for fiscal third quarter in 2017. Net loss, excluding derivative expense, and share-based compensation, for the third fiscal quarter in 2018 was $1.1 million, as compared with $1.3 million for the third quarter in 2017.

●	Net loss per share was ($0.02) as compared with ($0.03) for the fiscal third quarter ended 2018 and 2017.

●	Gross margin was 57% during the third quarter of fiscal 2018 as compared with 61% during the same period in fiscal 2017. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the quarter ended April 30, 2018, as compared with the prior period.

Nine Months: Summary of Results of Operations

●	Revenues for the nine-months ended April 30, 2018 decreased 4% to $1.27 million compared with prior year nine-month revenues of $1.32 million.

○	Core food safety revenues for the nine months ended 2018 decreased 8% as compared with food safety revenues in the nine months ended 2017. The decline in both total and food safety revenues was due to timing of product orders, as the initial system-wide stocking order from Chipotle occurred in fiscal 2017 Q1.

●	Food safety revenues were up 44% year over year, excluding the Chipotle initial stocking order from Q1 2017.

●	Net loss for the nine months ended April 30, 2018, was $6.1 million compared with $4.4 million for the nine month period in 2017. Net loss, excluding derivative income, inducement expense and share-based compensation, for the nine months ended April 30, 2018 was $3.7 million, as compared with $3.9 million for the nine month period in 2017.

●	Net loss per share was ($0.09) as compared with ($0.07) for the nine months ended fiscal 2018 and 2017.

●	Gross margin was 63% during the first nine months of fiscal 2018 as compared with 60% during the same nine-month period in fiscal 2017. The increase in gross margin percentage was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during the nine months ended April 30, 2018 as compared with the prior period.

Continued

Hank R. Lambert, CEO, said that, “We’ve experienced a robust start to fiscal Q4 and look forward to ending our year with strong upward momentum. Chipotle reorders for PURE® Hard Surface disinfectant have begun to ramp, normalizing inventory turn. Our core food safety revenues have shown consistent double digit quarterly growth, thereby validating our strategic focus and the game changing nature of our SDC-based solutions. Taylor Farms has expanded use of PURE Control® in two of its produce processing plants – and is executing on its plan for implementation into its 14 plant network. In addition, we continue to generate growing sales of PURE Hard Surface as a truck sanitization solution into the Sysco food transportation network, a new vertical launched earlier this fiscal year.

“Addressing the expense side of the business, we’ve taken steps to significantly reduce our overhead. This combination of revenue momentum and expense control fuels our confidence that we will achieve a cash flow breakeven annual revenue run rate of approximately $7 million in calendar Q1 2019,” concluded Lambert.

2018 Fiscal Third Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm ET) on June 13, 2018. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=129853.

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting June 13, 2018, at 7:30pm ET through June 20, 2018 at 11:59 pm ET. Please use PIN Number 10004941.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2017 and Form 10-Q for the third fiscal quarter ended April 30, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

Continued

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	April 30, 2018	July 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,018,000	$1,640,000
Accounts receivable	192,000	297,000
Inventories, net	275,000	273,000
Restricted cash	75,000	75,000
Prepaid expenses	52,000	174,000
Total current assets	1,612,000	2,459,000
Property, plant and equipment, net	487,000	548,000
Patents, net	701,000	822,000
Total assets	$2,800,000	$3,829,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$486,000	$426,000
Accrued liabilities	137,000	249,000
Derivative liabilities	—	1,853,000
Total current liabilities	623,000	2,528,000
Deferred rent	15,000	11,000
Total liabilities	638,000	2,539,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 68,076,408 shares issued and outstanding at April 30, 2018, and 63,093,153 shares issued and outstanding at July 31, 2017	681,000	631,000
Additional paid-in capital	117,021,000	110,141,000
Accumulated deficit	(115,540,000)	(109,482,000)
Total stockholders’ equity	2,162,000	1,290,000
Total liabilities and stockholders’ equity	$2,800,000	$3,829,000

Continued

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended		Three months Ended
	April 30,		April 30,
	2018	2017	2018	2017
Net product sales	$1,265,000	$1,316,000	$390,000	$338,000
Operating costs and expenses
Cost of goods sold	473,000	531,000	166,000	132,000
Selling, general and administrative	4,102,000	3,972,000	1,239,000	1,302,000
Research and development	381,000	684,000	117,000	222,000
Share-based compensation	1,975,000	723,000	579,000	275,000
Total operating costs and expenses	6,931,000	5,910,000	2,101,000	1,931,000
Loss from operations	(5,666,000)	(4,594,000)	(1,711,000)	(1,593,000)
Other income (expense)
Inducement to exercise warrants	(876,000)	—	—	—
Change in derivative liabilities	459,000	153,000	—	(147,000)
Interest expense, net	(3,000)	(4,000)	(1,000)	(1,000)
Other income, net	28,000	28,000	20,000	3,000
Total other income (expense)	(392,000)	177,000	19,000	(145,000)
Net loss	$(6,058,000)	$(4,417,000)	$(1,692,000)	$(1,738,000)
Basic and diluted net loss per share	$(0.09)	$(0.07)	$(0.02)	$(0.03)
Shares used in computing basic and diluted net loss per share	66,996,085	63,718,152	68,057,658	62,679,644

Continued

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	April 30,
	2018	2017
Operating activities
Net loss	$(6,058,000)	$(4,417,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,975,000	723,000
Amortization of stock issued for services	115,000	108,000
Depreciation and amortization	213,000	204,000
Gain on inventory recovery	(19,000)	—
Change in fair value of derivative liabilities	(459,000)	(153,000)
Inducement to exercise warrants	876,000	—
Changes in operating assets and liabilities:
Accounts receivable	105,000	78,000
Inventories	17,000	2,000
Prepaid expenses	60,000	(5,000)
Accounts payable and accrued liabilities	(52,000)	58,000
Deferred rent	4,000	9,000
Net cash used in operating activities	(3,223,000)	(3,393,000)
Investing activities
Investment in patents	(12,000)	(11,000)
Purchases of property, plant and equipment	(19,000)	(205,000)
Net cash used in investing activities	(31,000)	(216,000)
Financing activities
Net proceeds from the exercise of warrants	2,632,000	80,000
Net proceeds from the sale of common stock	—	1,049,000
Net cash provided by financing activities	2,632,000	1,129,000
Net decrease in cash and cash equivalents	(622,000)	(2,480,000)
Cash and cash equivalents at beginning of period	1,640,000	5,194,000
Cash and cash equivalents at end of period	$1,018,000	$2,714,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$2,000
Noncash Investing and Financing activities
Warrant liabilities removed due to settlements	$1,394,000	$8,000
Common stock issued for prepaid services	$51,000	$—
Restricted stock unit cancelation	$—	$38,000